EXHIBIT 10.3

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
STOCK-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

GRANTEE: [Participant Name: First Name Last Name] [Participant ID: Participant ID]

Congratulations! You have been granted a Stock Appreciation Right (“SAR Award”) with respect to shares of common stock, $0.01 par value per share (“Stock”), of EOG Resources, Inc. (the “Company”) as follows:

Date of Grant:	[Grant Date: Month DD, YYYY]
Total Number of SARs Granted	[Granted: Shares Granted]
Award Price Per SAR	[Price: Option Price]

The Compensation Committee of the Board of the Company hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a SAR Award that entitles you to receive, upon exercise hereof, the number of shares of Stock determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the Award Price per SAR set forth above by the number of shares of Stock with respect to which the SAR Award is exercised and dividing the resulting product by the Fair Market Value of a share of Stock on the date of exercise. This SAR Award is exercisable in accordance with the vesting schedule and terms set forth below.

General. This SAR Award Agreement (this “Agreement”) is governed by the terms and conditions of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan.

Vesting. Assuming your continuous employment with the Company or an Affiliate, this SAR Award will become vested in 33.3% increments on the one-year and two-year anniversaries of the Date of Grant, and in an increment of 33.4% on the three-year anniversary of the Date of Grant, and will be exercisable after vesting unless and until forfeited or canceled as noted in the paragraphs below. To the extent vested, this SAR Award may be exercised in whole or in part unless and until it terminates or is forfeited or canceled.

Tax Obligations. To the extent that the exercise of this SAR Award results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, the Company or such Affiliate is authorized to withhold from the shares subject to this SAR Award any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.

Term. Notwithstanding any other provision in this Agreement, in no event may any of this SAR Award be exercised after the seventh anniversary of the Date of Grant.

Exercise. You must exercise this SAR Award through the Company's designated broker, UBS Financial Services, Inc. ("UBS") by accessing its website at https://onesource.ubs.com/eog or by calling 1.800.725.0052. You will be notified if the designated broker is changed. If you have been notified that you must consult with a member of the Company's Legal Department prior to engaging in Stock transactions, you must consult with the Legal Department prior to exercising this SAR Award. As soon as administratively practicable following the exercise of this SAR Award, the shares of Stock exercised under this SAR Award (net of any applicable tax) will be deposited in a brokerage account established in your name at UBS.

Termination of Employment. Except as provided below, any unvested portion of this SAR Award will be forfeited upon your termination of employment.

Due to Death, Disability or Retirement After Age 62. If your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service with the Company, the unvested portion of this SAR Award shall become fully vested on the date of such termination.

Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates due to a Company-approved Retirement prior to age 62 with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a six-month post-employment non-competition agreement), the unvested portion of this SAR Award shall become fully vested six months following the effective date of such Retirement, provided that you do not violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non-competition agreement between you and the Company), in which case, the unvested portion of this SAR Award will be canceled on the date the Company determines that you violated any such provisions.

Exercise Following Termination of Employment. This SAR Award is not transferable by you other than pursuant to Section 4.3 of the Plan, and may be exercised only by you during your lifetime and while you remain employed by the Company or an Affiliate, except as follows:

a)    if your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service, you, your estate or the person who acquires this SAR Award by will or the laws of descent and distribution or otherwise by reason of your death may exercise this SAR Award at any time during the 18-month period following the date of such termination or, if shorter, the termination date of the SAR Award;

b)    if your employment with the Company or an Affiliate terminates voluntarily prior to age 62 and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a six-month post-employment non- competition agreement), you may exercise this SAR Award at any time during the 18-month period following the date of such Retirement or, if shorter, the termination date of the SAR Award, up to the number of vested exercisable SARs you are entitled to in this Agreement as of the date of exercise, provided that you do not violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non-competition agreement between you and the Company), in which case, the unvested portion of this SAR Award will be canceled on the date the Company determines that you violated any such provisions;

c)    if your employment with the Company or an Affiliate terminates due to Involuntary Termination other than for Cause, you may exercise this SAR Award at any time during the 90-day period following the date of such termination or, if shorter, the termination date of the SAR Award, up to the number of vested exercisable SARs you are entitled to in this Agreement as of the date of your termination;

d)    if your employment with the Company or an Affiliate terminates voluntarily for any reason other than Retirement after attaining age 62 with at least five years of service with the Company or Company-approved Retirement prior to age 62 with at least five years of service with the Company, you may exercise this SAR Award at any time during the 30-day period following the date of such termination or, if shorter, the termination date of the SAR Award, up to the number of vested exercisable SARs you are entitled to in this Agreement as of the date of your termination; and

e)    if your employment with the Company or an Affiliate is terminated for Cause, this SAR Award will be canceled on the date of your termination of employment.

Vesting Upon a Change in Control. Upon a Change in Control of the Company (as defined in the Plan), the unvested portion of this SAR Award shall become fully vested effective as of the effective date of the Change in Control of the Company and may be exercised at any time during the remaining term of the SAR Award.

Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this SAR Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.

By accepting the agreement, you acknowledge that you have read and agree to all of the terms and conditions set forth above.

Except as provided herein, this Agreement does not amend the terms and conditions of your current employment. To read and print the applicable plan or document, select the appropriate link below:

Annual Report
Proxy Statement
Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan

As part of your acceptance of this Agreement, you also agree to adhere to Company policies, including those listed below, some of which have terms or provisions that apply beyond the term of your employment with the Company.

Code of Business Conduct and Ethics, effective September 2018
Conflicts of Interest Policy, effective January 2020
Policy on Confidential Information, effective December 2016
Policy on Inventions, effective August 2008
Information Systems Security Policy, effective April 2020
Harassment Prevention Policy, effective January 2020
Equal Employment Opportunity Policy, effective May 2017

By accepting this Agreement, you acknowledge that you have read and agree to all of the terms and conditions set forth above. If you decide to reject the terms and conditions of this Agreement, you will decline your right to the Award, and it may be cancelled. You are advised to print a copy of this Agreement for your records and reference.